EX-35.13
(logo) WELLS FARGO

Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Road, Suite 300
Concord, CA 94520
800 986-9711


ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE


RE: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ16

In accordance with Section 13.9 of the Pooling and Servicing Agreement, (the "Agreement") dated November 1, 2007 executed by and between Morgan Stanley Capital I Inc., (as "Depositor"), Capmark Finance Inc. (as "Capmark Master Servicer"), Wells Fargo Bank, National Association (as "Wells Fargo Master Servicer"), NCB, FSB (as "NCB, FSB Master Servicer"), Centerline Servicing Inc. (as "General Special Servicer"), National Consumer Cooperative Bank (as "Co-op Special Servicer"), Wells Fargo Bank, National Association (as "Paying Agent", "Certificate Registrar" and "Authenticating Agent"), and LaSalle Bank National Association (as "Trustee" and "Custodian"), as authorized officer of the Master Servicer, Wells Fargo Bank, National Association, I certify that (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of such Master Servicer's performance under this Agreement has been made under my supervision and (B) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.

Dated: March 14, 2008

Wells Fargo Bank, National Association
"Master Servicer"

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President
Commercial Mortgage Servicing